INITIAL SUMMARY PROSPECTUS FOR NEW INVESTORS

MAY 1, 2025

PACIFIC PROTECTIVE GROWTH

Issued by Pacific Life Insurance Company

This summary prospectus summarizes key features of Pacific Protective Growth, a limited premium registered index-linked deferred annuity contract. Before you invest, you should also review the prospectus for this Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at PacificLife.com/Prospectuses. You can also obtain this information at no cost by calling (800) 722-4448 or by sending an email request to Prospectuses@PacificLife.com.

If you are a new investor in the Contract, you may cancel your Contract within 10 days (30 calendar days if you are replacing another annuity contract or life insurance policy) of receiving it without paying fees or penalties, although we will apply an Interim Value Calculation to determine the amount you will receive upon cancellation. In some states, this cancellation period may be longer. Upon cancellation, you will generally receive the Interim Value of your Contract, plus any value in the Fixed Account Option. You should review this summary prospectus and consult with your investment professional for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including index-linked annuity contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

To view our latest Privacy Notice, please visit https://paclife.co/privacy-promise or contact (877) 722-7848 for additional information.

SPECIAL TERMS

Some of the terms we’ve used in this Prospectus may be new to you. We have identified these terms and provided explanations of what they mean below. These terms are capitalized throughout the Prospectus except as otherwise noted.

To make this summary prospectus easier to read, we sometimes use different terminology and phrases in this summary prospectus (and in the Contract) than in supplemental or marketing materials. Any alternate terminology used for specific terms is indicated in the definitions below. Although we may use different words, the descriptions of how the product works in the summary prospectus and statutory prospectus, Contracts, and supplemental or marketing materials are wholly consistent. Your financial professional can also provide further explanation about this summary prospectus, your Contract or supplemental materials.

Adjusted Index Return — The percentage rate at which we credit interest to the Index-Linked Option Value at the end of each Term. The Adjusted Index Return is determined by comparing the Index Price on the Term Start Date to the Index Price on the Term End Date of a Term and applying any applicable adjustment for the Crediting Strategy or Protection Level. The Adjusted Index Return can be positive, negative, or equal to zero. The Adjusted Index Return is multiplied by the Investment Base to get the dollar amount of the Index- Linked Option Credit. The application of a negative Adjusted Index Return will result in a reduction of the Investment Base by the dollar amount of the Index-Linked Option Credit. The application of a positive Adjusted Index Return will result in an increase to the Investment Base by the dollar amount of the Index-Linked Option Credit.

Annuitant — The person on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine death benefits, in the case of a Non- Natural Owner, and to determine the Annuity Date. A Contract may name a single (“sole”) Annuitant or two (“Joint”) Annuitants. You may choose a Contingent Annuitant only if you have a sole Annuitant (you cannot have Joint Annuitants and a Contingent Annuitant at the same time). If you name Joint Annuitants or a Contingent Annuitant, “the Annuitant” means the sole surviving Annuitant, unless otherwise stated.

Annuity Date — The date annuity payments are scheduled to begin if the Annuitant (or Joint Annuitants) is (or are) still living and your Contract is in force. The maximum Annuity Date is the Annuitant’s 110th birthday (youngest Annuitant’s 110th birthday if there are Joint Annuitants) and is the latest date we will begin paying you an annuity income. State variations may apply. See APPENDIX E: STATE VARIATIONS in the Prospectus. You may contact us if you would like to change your Annuity Date.

Annuity Option — Any one of the income options available for a series of payments after the Annuity Date.

Buffer (Buffer Rate) — A type of Protection Level that provides limited protection against negative Index performance. The Buffer Rate protects against negative Index Return up to the stated Buffer percentage. Any negative Index Return in excess of the Buffer Rate will result in a negative Adjusted Index Return at the end of a Term. The Buffer Rates are guaranteed not to change for as long as we continue to offer those Index-Linked Options. The 1-year S&P 500® with Cap and 10% Buffer ILO will always be available under your Contract.

Business Day — Each day the New York Stock Exchange (“NYSE”) is open for regular trading. Each Business Day ends when the NYSE closes each day which is typically 4:00 p.m. Eastern Standard Time. In this Prospectus, references to “day” or “date” means Business Day unless otherwise specified. If any transaction or event called for under a Contract is scheduled to occur on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day unless otherwise specified. If any transaction is requested for a day that does not exist in a given calendar month, it will occur on the last day of such month. Any systematic pre-authorized transaction scheduled to occur on December 30th or December 31st where that day is not a Business Day will be deemed an order for the last Business Day of the calendar year and will be calculated using the applicable values at the close of that Business Day.

Cap Rate — A type of Crediting Strategy. The Cap Rate is the maximum amount of positive Index Return that can be credited to the Investment Base at the end of a Term. The Cap Rate limits the potential positive Index-Linked Option Credit that may be applied at the end of a Term. The Cap Rate is also a part of the Cap Rate with Dual Direction Buffer Crediting Strategy.

Cap Rate with Dual Direction Buffer (“Dual Direction”) — A type of Crediting Strategy. The Adjusted Index Return will equal any positive Index Return up to the Cap, or the absolute value of any negative Index Return up to the Buffer Rate. The absolute value of a number is simply that number without regard to it being positive or negative. For example, the absolute value of -10 is 10. If the positive Index Return exceeds the Cap Rate, the Adjusted Index Return will equal the Cap Rate. If the negative Index Return exceeds the Buffer Rate, the Adjusted Index Return will equal the negative Index Return in excess of the Buffer Rate. In marketing and supplemental materials, we sometimes may refer to the Cap Rate with Dual Direction Buffer Crediting Strategy as simply the “Dual Direction Buffer Crediting Strategy.”

Cash Surrender Value — The amount available upon full surrender of the Contract. The Cash Surrender Value is the Contract Value (which may be the Interim Value), adjusted for any applicable surrender charges, market value adjustment, rider charges, and charges for premium and other taxes.

Code — The Internal Revenue Code of 1986, as amended.

Contingent Annuitant — A person, if named in your Contract, who will become the sole surviving Annuitant if the existing sole Annuitant should die before the Annuity Date.

Contract Anniversary — The same date, each subsequent year, as your Contract Issue Date.

Contract Issue Date — The date we issue your Contract. The Contract Issue Date will be no later than two Business Days after we receive your initial Purchase Payment and Contract application In Proper Form. Contract Years and Contract Anniversaries are measured from this date.

Contract Owner, Owner, you, or your — Generally, a person who purchases a Contract and makes the investments. A Contract Owner has all rights in the Contract, including the right to make withdrawals, designate and change Beneficiaries, transfer amounts among the Interest Crediting Options, and designate an Annuity Option. If your Contract names Joint Owners, both Joint Owners are Contract Owners and share all such rights. Except in the case of a Non-Natural Owner, the Owner’s life is used to determine death benefits.

Contract Value — The total amount attributable to your Contract. The Contract Value is the sum of the Index-Linked Option Values and the Fixed Account Option Value.

Contract Year — The 12-month period beginning on the Contract Issue Date and on each Contract Anniversary date thereafter.

Crediting Strategy — The method of determining the amount of positive interest, if any, credited to your Index-Linked Option Value for each Index- Linked Option Term. The Crediting Strategies offered under the Contract are the Cap Rate, Performance Mix with Participation Rate, Tiered Participation Rate, Performance Triggered Rate, and Cap Rate with Dual Direction Buffer. Each Index-Linked Option will apply only one type of Crediting Strategy.

Dual Direction Buffer Rate (“Dual Direction Buffer”) —A type of Protection Level. The Dual Direction Buffer is only offered with the Cap Rate with Dual Direction Buffer Crediting Strategy. The Adjusted Index Return will equal the absolute value of any negative Index Return up to the Dual Direction Buffer Rate. The absolute value of a number is simply that number without regard to it being positive or negative. For example, the absolute value of -10 is 10. The positive interest credited by the Dual Direction Buffer may exceed the Cap Rate. If the negative Index Return exceeds the Dual Direction Buffer Rate, the Adjusted Index Return will equal the negative Index Return in excess of the Dual Direction Buffer Rate.

Fixed Account Minimum Value — The minimum value you will receive as the Fixed Account Option Value upon full surrender of the Contract, death, or annuitization. The Fixed Account Minimum Value is equal to all amounts allocated to the Fixed Account Option multiplied by the Guaranteed Minimum Surrender Value Percentage of 87.5% (90% in some states; See APPENDIX E: STATE VARIATIONS in the Prospectus), adjusted for any partial withdrawals or transfers from the Fixed Account Option, then accumulated at the non-forfeiture rate, which ranges from 1.00% to 3.00% depending on the applicable state law.

Fixed Account Option (the “Fixed Account”) — An Interest Crediting Option to which Purchase Payments and transfers may be allocated that credits a fixed rate of interest daily at the declared rate, subject to the 0.50% Minimum Guaranteed Rate for the Fixed Account. The Fixed Account Option will always be available under the Contract.

Fixed Account Option Value — The value allocated to the Fixed Account Option plus interest credited daily that compounds over one year to the Guaranteed Rate, less transfers and deductions for any withdrawals.

Floor (Floor Rate) — A type of Protection Level that provides limited protection against negative Index performance. The Floor represents the maximum negative Index Return that may be applied at the end of an Index-Linked Option Term. The Floor Rates are guaranteed not to change for as long as we continue to offer those Index-Linked Options.

Guaranteed Rate for the Fixed Account Option (Guaranteed Rate) — The annual rate of interest that we declare from time to time for the Fixed Account Option and which accrues daily. The Guaranteed Rate for the Fixed Account will be declared on each Contract Anniversary and will never be less than the Minimum Guaranteed Rate for the Fixed Account of 0.50%.

In Proper Form (In Good Order) — This is the standard we apply when we determine whether an instruction is satisfactory to us. An instruction (in writing or by other means that we accept (e.g. via telephone or electronic submission)) is considered to be In Proper Form if it is received at our Service Center in a manner that is satisfactory to us, such that is sufficiently complete and clear so that we do not have to exercise any discretion to follow the instruction, including any information and supporting legal documentation necessary to effect the transaction. Any forms that we provide will identify any necessary supporting documentation. We may, in our sole discretion, determine whether any particular transaction request is In Proper Form, and we reserve the right to change or waive any In Proper Form requirements at any time.

Index — The market index or exchange-traded fund (“ETF”) used to determine any Adjusted Index Return that is credited to an Index-Linked Option at the end of a Term. Each Index is a price return index, not a total return index, and therefore its performance does not reflect any dividends or distributions paid by the Index’s component companies. Pacific Life reserves the right to add, remove, or replace an Index.

Index-Linked Option (“ILO”) — An Interest Crediting Option under the Contract to which Purchase Payments and transfers may be allocated that provides for credited interest based on the performance of a particular Index (or Indexes) and the applicable Crediting Strategy and Protection Level. Each ILO varies by Index, Crediting Strategy, Protection Level, and Term length. In marketing and supplemental materials, we sometimes may refer to ILOs as “crediting strategies.”

Index-Linked Option (“ILO”) Credit — The dollar amount of interest added to or subtracted from the Index-Linked Option Investment Base at the end of a Term. The Index-Linked Option Credit is equal to the Investment Base multiplied by the Adjusted Index Return. The Index-Linked Option Credit may be positive, negative, or zero according to the Adjusted Index Return.

Index-Linked Option (“ILO”) Value — Refers to both the total amount invested in a single Index-Linked Option, or the entire amount of your Contract Value invested in multiple Index-Linked Options. On the Term Start Date, the Index- Linked Option Value is equal to the Investment Base. On all days except for the Term Start Date and the Term End Date, the Index-Linked Option Value is equal to the Interim Value. On the Term End Date, the Index-Linked Option Value is equal to the Investment Base adjusted for the Index-Linked Option Credit(s), which may be positive, negative, or equal to zero.

Index Price — The prices for the Indexes that are published by the Index providers as of the close of the New York Stock Exchange (NYSE) each day that the NYSE is open. On any day that the NYSE is not open, the Index Price from the last NYSE close will apply. The change in the Index Price over the course of a Term is used to determine the Index Return.

Index Return — Represents the price performance of the Index. The Index Return is the percentage change in the Index Price Point to Point, before any applicable adjustment for the Crediting Strategy or Protection Level. The Index Return can be positive, negative, or equal to zero.

Interest Crediting Option(s) — The Index-Linked Options and the Fixed Account Option offered under this Contract to which Purchase Payments and transfers may be allocated and that provides for credited interest.

Interim Value — The value of an Index-Linked Option in which you invest on any date during the Term after the Term Start Date and before the Term End Date.

Interim Value Adjustment (or “Adjustment”) — The proportionate reduction to your ILO Investment Base and death benefit that occurs when a withdrawal is made from the ILOs during a Term based on Interim Values. The Investment Base and death benefit are reduced by the same proportion (rather than on a dollar-for-dollar basis) that the Interim Value is reduced by the withdrawal.

Interim Value Calculation — The calculation of the Interim Value as a result of a withdrawal or surrender from the ILOs during a Term.

Investment Base — The amount that is allocated to an Index- Linked Option on the Term Start Date, reduced thereafter for withdrawals during the Term (including applicable surrender charges and taxes), and to which is applied the ILO Credit on the Term End Date.

Joint Annuitant — If your Contract is a Non-Qualified Contract, you may name two Annuitants, called “Joint Annuitants,” in your application for your Contract. Special restrictions may apply for Qualified Contracts.

Market Value Adjustment (“MVA”) — A positive or negative adjustment to the withdrawal or surrender amount from any of the Interest Crediting Options to reflect the change in market interest rates between the start of the MVA Term and the date of a withdrawal or surrender. The MVA will increase or decrease the amount of a withdrawal or surrender based on the total amount requested.

Market Value Adjustment Term (“MVA Term”) — A 6-year period during which a market value adjustment may apply to withdrawals from or surrenders of the Contract. The Initial MVA Term begins on the Contract Issue Date and lasts for 6 Contract Years. Subsequent MVA Terms must be elected by the Contract Owner.

Minimum Guaranteed Rate for the Fixed Account — The minimum Guaranteed Rate for the Fixed Account Option is 0.50%. Once a Contract is issued, the Minimum Guaranteed Rate for the Fixed Account Option under that Contract will not change. The applicable Minimum Guaranteed Rate for the Fixed Account Option can also be found in your Contract.

Minimum Limit on Index Gain — The minimum percentage, for the life of the Index-Linked Option, We may use in any Crediting Strategy to limit the amount of positive Index Return credited on the Term End Date. (In the contracts, We may refer to these Minimum Limits on Index Gains as “guaranteed minimum” rates).

Non-Natural Owner — A corporation, trust or other entity that is not a (natural) person.

Non-Qualified Contract — A Contract other than a Qualified Contract.

Notice Date — The Business Day on which we receive, In Proper Form, proof of death and instructions regarding payment of death benefit proceeds.

Pacific Life (“we,” “us,” and “our”) — Pacific Life Insurance Company

Performance Mix with Participation Rate (“Performance Mix”) — A type of Crediting Strategy that determines the Index Return based on the combined weighted average of the performance of the S&P 500®, iShares® Russell 2000 ETF, and MSCI EAFE Indexes. The Participation Rate is the percentage portion of the combined positive Index Return that will be used to determine the Index-Linked Option Credit. The Participation Rate limits the potential positive Index-Linked Option Credit that may be applied at the end of a Term.

Performance Lock — A feature offered under the Contract for all ILOs that allows you to “lock-in” the Interim Value of an ILO before the Term End Date. If you exercise the Performance Lock feature during a Term, your Index-Linked Option Value will equal the Interim Value on the date the Performance Lock is exercised and will be credited with a fixed rate of interest beginning on the day following the day the Performance Lock was exercised until the next Contract Anniversary. Exercising the Performance Lock will terminate your ability to receive an Index- Linked Option Credit or the protection of the Buffer or Floor to mitigate any loss.

Performance Triggered Rate — A type of Crediting Strategy. The Performance Trigger Rate is a fixed rate of interest that will be credited to the Investment Base on the Term End Date if the Index Return is equal to zero or positive.

Point to Point — The Index Return for an Index-Linked Option is determined by comparing the Index Price on the Index Term Start Date to the Index Price on the Index Term End Date.

Protection Level — The Protection Level provides limited protection to your ILO Value against negative Index Returns. There are three types of Protection Levels: Buffer Rates, Dual Direction Buffer Rates, and Floors. Each ILO will apply only one type of Protection Level.

Purchase Payment — An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract and invested into the Interest Crediting Options offered under the Contract.

Qualified Contract — A Contract that qualifies under the Code as an individual retirement annuity or account (IRA), or form thereof, or a Contract purchased by a Qualified Plan, qualifying for special tax treatment under the Code Sections 401, 403, 408A and 457.

Service Center — Pacific Life Insurance Company

P.O. Box 2378

Omaha, Nebraska 68103-2378

(800) 722-4448

For more complete contact information, see ADDITIONAL INFORMATION — INQUIRIES AND SUBMITTING FORMS AND REQUESTS in the Prospectus.

Subsequent Purchase Payment(s) — Additional Purchase Payments submitted after the initial Purchase Payment. Subsequent Purchase Payments are permitted only for 60 calendar days after your Contract Issue Date and are only permitted as a result of transfers or exchanges from other financial products requested at the time your Contract application is submitted. No other Purchase Payments are permitted under the Contract.

Subsequent Term — A Term that starts on a Contract Anniversary.

Term — The period of time over which the change in Index

OVERVIEW OF THE CONTRACT

The Contract is a limited premium registered index-linked deferred annuity contract issued by us that is designed to help you accumulate funds for retirement or other long-term financial planning purposes on a tax-deferred basis. The Contract also includes a death benefit to help financially protect your Beneficiaries. This Contract may be appropriate for you if you have a long-term investment horizon and are looking to supplement your retirement income or you want to meet other long-term financial objectives. The Contract is not designed to be a short-term investment and may be inappropriate for you if you intend to take frequent withdrawals prior to annuitization (or prior to the Income Commencement Date if you have elected the GLWB Rider), withdrawals during the 6-year surrender charge period, or withdrawals from the ILOs before the end of a Term.

It is possible to lose up to 100% of your principal and previously credited Contract earnings. You should discuss with your financial professional whether an index-linked annuity contract, the optional living and death benefits, and which Interest Crediting Options are appropriate for you, taking into consideration your age, income, net worth, tax status, insurance needs, financial objectives, investment goals, liquidity needs, investment time horizon, risk tolerance and other relevant information. Together, you can decide if the Pacific Protective Growth contract is right for you.

We offer a variety of annuity contracts. Not every contract we issue is available through every selling broker-dealer. Upon request, your financial professional can provide information regarding our other annuity contracts that his or her broker-dealer makes available. You can also contact us to find out more about the availability of any of our annuity contracts.

Some selling broker-dealers may not recommend certain features and options of the contract, as well as limit the overall availability of the contracts, based on issue age or other general investor suitability criteria established by the selling broker-dealer. For example, a firm may choose not to recommend certain ILOs that are described in this Prospectus. Only those ILOs and optional benefits available through your firm will be available under your Contract. Before you purchase the Contract, you should ask your financial professional for details about the specific ILOs, Indexes, and optional benefits available through their firm. If a particular feature that interests you is not recommended through your broker-dealer, you may want to contact another broker-dealer or us to explore its availability.

Please note that the Contract permits ongoing withdrawals and deductions from the ILOs prior to the Term End Date, such as guaranteed withdrawal amounts under the GLWB Rider, rider charges, systematic withdrawals, and/or required minimum distributions. These withdrawals and deductions may have an adverse effect on the values and benefits under your Contract. If you intend to make such ongoing withdrawals or elect such deductions, you should consult with a financial professional about whether this Contract is appropriate for you.

PHASES OF THE CONTRACT

This Contract has two phases: the accumulation (savings) phase and the annuitization (income) phase.

Accumulation Phase

The accumulation phase begins on your Contract Issue Date and continues until your Annuity Date. During this phase, you invest in the Contract’s Interest Crediting Options, which include the ILOs and the Fixed Account Option, each of which has its own risks. Any earnings accumulate on a tax-deferred basis. Additional information about each of the Interest Crediting Options available under the Contract is provided in an appendix to this Prospectus. See APPENDIX A — INTEREST CREDITING OPTIONS AVAILABLE UNDER THE CONTRACT.

Index-Linked Options. The ILOs are a type of Interest Crediting Option available under the Contract to which Purchase Payments and transfers may be allocated. We will credit interest (which may be positive, negative, or zero) at the end of each Term to amounts allocated to an ILO (the “ILO Value”) based, in part, on the performance of a particular Index (or Indexes). Each ILO varies by Index, Crediting Strategy, Protection Level, and Term length. Crediting Strategies and Protection Levels only apply at the end of each Term. You could lose a significant amount of money if the Index of an ILO in which you are invested declines in value.

• We limit the negative Index Return used in calculating the interest credited to an ILO at the end of each Term through the applicable Protection Level of each ILO. There are three types of Protection Levels that we use to limit negative Index Returns: Buffer Rates, Dual Direction Buffer Rates, and Floors. Each ILO will have only one type of Protection Level. The Protection Level type and rate for each ILO is guaranteed not to change for as long as we offer the ILO.

The 1-year S&P 500® with Cap and 10% Buffer ILO will always be available under your Contract. In the future, we may not offer ILOs with any other Protection Level other than a 10% Buffer. We do not guarantee a minimum Floor Rate or Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Floor or Dual Direction Buffer. If we stop offering all but one ILO (the 1-year S&P 500® with Cap and 10% Buffer ILO), you will be limited to investing in only one ILO and the Fixed Account Option. The terms and features of that ILO may not meet your investment objectives or be suitable for your financial goals, and this Contract may not be appropriate for you if you intend to invest solely in ILOs with a Floor or Dual Direction Buffer.

In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap and 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level. If, in the future, you are not satisfied with the available ILOs, you may choose to surrender your Contract, but you may be subject to surrender charges, an MVA, taxes, and tax penalties, and a negative Adjustment.

1. The Buffer protects against negative Index Return up to the stated Buffer percentage. Any negative Index Return in excess of the Buffer Rate will result in negative interest being credited to your ILO Value at the end of a Term. For example, if the Buffer Rate of the ILO is 15%, and the Index Return is -20%, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Buffer Rate) at the end of the Term, meaning your ILO Value will decrease by 5%.

2. The Dual Direction Buffer protects against negative Index Return up to the stated Dual Direction Buffer percentage. The Dual Direction Buffer is only offered with the Cap Rate with Dual Direction Buffer Crediting Strategy. Any negative Index Return up to and including the Dual Direction Buffer Rate will result in positive interest equal to the absolute value of the Index Return being credited to your ILO Value at the end of the Term. The absolute value of a number is simply the value of a number without regard to it being positive or negative. For example, the absolute value of -10 is 10. Positive interest credited by the Dual Direction Buffer may exceed the Cap Rate. Any negative Index Return in excess of the Dual Direction

Buffer Rate will result in negative interest being credited to your ILO Value at the end of a Term in the amount that the negative Index Return exceeds the Dual Direction Buffer Rate.

For example, if the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -15%, we will credit your ILO Value with 15% (the absolute value of the negative Index Return up to the Dual Direction Buffer Rate) at the end of the Term, meaning your ILO Value will increase by 15%. However, if the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -20%, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Dual Direction Buffer Rate) at the end of the Term, meaning your ILO Value will decrease by 5%.

3. The Floor Rate represents the maximum amount of negative Index Return that may be applied to your ILO Value at the end of a Term. You will not incur any negative Index Return in excess of the Floor Rate. For example, if the Floor Rate of the ILO is -10%, and the Index Return is -20% and we will credit your ILO Value with -10% (the negative Index Return up to the Floor Rate) at the end of the Term, meaning your ILO Value will decrease by 10%.

• We limit the positive Index Return used in calculating the interest credited to an ILO at the end of each Term through the applicable Crediting Strategy of each ILO. There are four types of Crediting Strategies that we use to calculate positive Index Returns: Cap Rates, Performance Mix with Participation Rates, Tiered Participation Rates, or Performance Triggered Rates. Each ILO will have only one type of Crediting Strategy. The Crediting Strategy rate is guaranteed for the Term in which you are invested. We will declare new rates for Subsequent Terms, which may differ from current rates, subject to the Minimum Limits on Index Gain for each Crediting Strategy type.

1. The Cap Rate is the maximum amount of positive Index Return that can be credited to your ILO Value at the end of a Term. You will not incur any positive Index Return in excess of the Cap Rate. For example, if the Cap Rate of the ILO is 15%, and the Index Return is 20%, we will credit your ILO Value with 15% (the positive Index Return up to the Cap Rate) at the end of the Term, meaning that your ILO Value will increase by 15%. The Minimum Limit on Index Gain for the Cap Rate strategy for any ILO offered for the life of this Contract is 2% for a 1-year ILO and 12% for a 6-year ILO. The Cap Rate is also a part of the Cap Rate with Dual Direction Buffer Crediting Strategy.

2. The Performance Mix with Participation Rate measures the performance of a combination of three Indexes: The S&P 500®, the iShares® Russell 2000 ETF, and the MSCI EAFE. The Index Return of the Performance Mix is determined based on the combined weighted average of those stated Indexes: 50% is based on the Index with the highest return, 30% is based on the Index with the next best return, and 20% is based on the Index with the lowest return. The Participation Rate is the percentage portion of the positive Index Return that will be used in calculating the interest credited to your ILO Value at the end of a Term. The Participation Rate is multiplied by the Index Return to yield the interest credited to your ILO Value. For example, if the Participation Rate of the ILO is 100%, and the combined Index Return of the three Indexes is 20%, we will credit your ILO Value with 20% (1.00 x 20, or 100% of the Index Return) at the end of the Term, meaning that your ILO Value will increase by 20%. The Minimum Limit on Index Gain for the Performance Mix strategy for any ILO offered for the life of this Contract are 50% for the Index with the highest return, 30% for the Index with the next best return, and 20% for the Index with the lowest return. The Minimum Limit on Index Gain for the Participation Rate strategy for any ILO offered for the life of this Contract is 60%.

For another example, assume that the Buffer Rate is 10% and the Participation Rate is 90%. If, at the end of the Term, the highest performing Index Return is 80%, the second-highest Index Return is 40%, and the third-highest performing Index Return is -10%, we will credit your ILO Value with 45% at the end of the Term. ((80% Index Return x 50%) + (40% Index Return x 30%) + (-10% Index Return x 20%)) x 90% Participation Rate = 45%. This means that your ILO Value will increase by 45%. Using the same Buffer Rate of 10% and Participation Rate of 90%, instead assume that the highest performing Index Return is -5%, the second-highest Index Return is -15%, and the third-highest Index Return is -40%, we will credit your ILO Value with -5% at the end of the Term. ((-5% Index Return x 50%) + (-15% Index Return x 30%) + (-40% Index Return x 20%) = -15%, which is then reduced by the 10% Buffer, and your ILO Value is only reduced by -5% at the end of the Term.

3. The Tiered Participation Rate is a percentage portion of positive Index Return that will be used in calculating the interest credited to your ILO Value at the end of a Term. The Tiered Participation Rate Crediting Strategy has three components: the Tier One Participation Rate, the Tier Two Participation Rate, and the Tier Level. Positive Index Return less than or equal to the Tier Level is multiplied by the Tier One Participation Rate. The amount of positive Index Return in excess of the Tier Level is multiplied by the Tier Two Participation Rate. The positive interest credited to your ILO Value is equal to the sum of these two values.

For example, assume that the Index Return is 40%, and the Tiered Participation Rate for the ILO includes the following values: Tier 1 Participation Rate — 100%; Tier 2 Participation Rate — 125%; Tier Level — 25%. We will credit your ILO Value with 43.75%, which is the sum of 25% (the Tier One Participation Rate 100% multiplied by the Index Return up to the Tier Level 25%), plus 18.75% (the Tier Two Participation Rate 125% multiplied by the amount of Index Return in excess of the Tier Level 15%). This means that your ILO Value will increase by 43.75%. The Minimum Limit on Index Gain for the Tiered Participation Rate strategy for any ILO offered for the life of this Contract is 60% for both Tier One and Tier Two.

4. The Performance Triggered Rate is a fixed rate of interest that will be credited to your ILO Value at the end of a Term if the Index Return is greater than or equal to zero. For example, if the Performance Triggered Rate of the ILO is 15%, and the positive Index Return is 0%, 5%, or 25%, in each circumstance, we will credit your ILO Value with 15% (the Performance Triggered Rate) at the end of the Term, meaning that your ILO Value will increase by 15%. The Minimum Limit on Index Gain for the Performance Triggered Rate strategy for any ILO offered for the life of this Contract is 2%.

Fixed Account Option. The Fixed Account is a type of Interest Crediting Option available under the Contract to which Purchase Payments and transfers may be allocated. The Fixed Account credits a fixed rate of interest daily at the Guaranteed Rate to the amount invested in the Fixed Account (the “Fixed Account Option Value”). The Guaranteed Rate for the Fixed Account will be declared on each Contract Anniversary, and will never be less than the Minimum Guaranteed Rate for the Fixed Account, which is 0.50%. Surrenders, death benefit payments, and annuitization from the Fixed Account Option are subject to the Fixed Account Minimum Value. The Fixed Account Option will always be available for the life of your Contract.

Annuitization Phase

The annuitization (income) phase occurs when you annuitize your Contract. If you annuitize your Contract, you will turn your Contract Value into a stream of income payments over a fixed period or for life. Annuity payments will be in a fixed-dollar amount. If you annuitize, you will be unable to make withdrawals and death benefits and the GLWB Rider will terminate. You are not required to annuitize until the maximum Annuity Date, which is the Annuitant’s (youngest Annuitant if there are Joint Annuitants) 110th birthday. Some states’ laws may require a different Annuity Date. See APPENDIX E: STATE VARIATIONS.

If you choose the GLWB Rider, upon the maximum Annuity Date, we guarantee that your annuity payment stream will be at least the greater of your Protected Payment Amount under the GLWB Rider for remainder of your life, or payments calculated using your Contract Value based on the Life Only Annuity Option (or the Joint and Survivor Life for joint option). See INCOME GUARD — ANNUITIZATION for more information. If you prefer a different Annuity Option at the maximum Annuity Date, the GLWB Rider will terminate, and your annuity payments will be determined based on your Contract Value pursuant to the chosen Annuity Option. If you choose the GLWB Rider and you annuitize the Contract at any time before the maximum Annuity Date, the GLWB Rider will terminate, and your annuity payments will be determined based on your Contract Value as described under ANNUITIZATION later in this Prospectus.

In general, if you choose the GLWB Rider, it may not be appropriate for you to annuitize the Contract before the maximum Annuity Date because the GLWB Rider already provides for lifetime income in the form of the Protected Payment Amount while also allowing for the accumulation of Contract Value and a death benefit. If you choose to annuitize the Contract, you will be giving up your Contract Value, death benefit, and GLWB guarantees, and it is possible that the annuity payment amount will be less than the Protected Payment Amount. Nonetheless, it is possible that the income stream provided by an annuity benefit payment option (e.g., payments for a period certain) may be more appropriate for you based on your personal circumstances and financial goals. As such, before annuitizing or selecting a payment option, you should consult with a financial professional and/or contact us at our Service Center to obtain information on what the annuity payment would be prior to annuitizing. Please note that if you annuitize, you will be unable to make withdrawals from the Contract.

CONTRACT FEATURES

Accessing Your Money. Before you annuitize, you can withdraw money from your Contract at any time. Withdrawing only a portion of your Contract Value is referred to as a “withdrawal.” Withdrawing your entire Contract Value is referred to as a “surrender” and will terminate your Contract. Withdrawals or surrenders taken during the surrender charge period, which is the first 6 Contract Years, may be subject to a surrender charge. Withdrawals and surrenders may also be subject to a market value adjustment (“MVA”), taxes, and tax penalties. Withdrawals and surrenders from the ILOs before the end of a Term will result in an Interim Value Calculation and Adjustment being applied to your ILO Value.

Preauthorized Withdrawals. If your Contract Value is at least $5,000, for no additional cost, you may elect to automatically withdraw money from your Contract on a regular basis at any time before your Annuity Date. You may choose monthly, quarterly, semi-annual or annual withdrawals. Preauthorized withdrawals may be subject to surrender charges, an Interim Value Calculation and Adjustment, MVA, taxes, and tax penalties.

Free Withdrawal Amount. Each Contract Year, you may withdraw a portion of your Contract Value without incurring a surrender charge or MVA, as applicable. The annual free withdrawal amount will still trigger an Interim Value Calculation and Adjustment if taken from the ILOs before the end of a Term, and be subject to taxes and tax penalties.

Nursing Home and Terminal Illness Waivers. These waivers are included in the Contract for no additional charge. Under these waivers, surrender charges and MVAs will be waived for all withdrawals and surrenders of the Contract if the

Annuitant or Owner is diagnosed with a terminal illness, as defined by the Waiver, or is confined to an accredited nursing home, and certain other conditions are met. Withdrawals and surrenders under these waivers may still trigger an Interim Value Calculation and Adjustment, taxes, and tax penalties.

Death Benefits. The Contract provides a death benefit payout, at no additional cost, to help protect your Beneficiaries during the accumulation phase. Depending on your age at the Contract Issue Date, the standard Death Benefit Amount is either (a) the greater of the Contract Value or the Total Adjustment Purchase Payments, reduced by any taxes, or (b) the Contract Value, reduced by any taxes. For an additional cost, Contract Owners between the ages of 81 and 85 on the Contract Issue Date may purchase the optional death benefit rider, the Return of Purchase Payments Death Benefit Rider (the “ROP Death Benefit Rider,” or the “Rider”), which can increase the amount of money payable to your Beneficiaries.

Tax Treatment. Your Purchase Payments accumulate value on a tax-deferred basis. Your earnings generally are not taxed until money is withdrawn from the Contract, such as when you make a withdrawal from or surrender your Contract, or receive an annuity payment from the Contract, or a death benefit is paid.

Performance Lock. For no additional cost, the Contract includes a “Performance Lock” feature for all ILOs which enables you to “lock-in” the Interim Value of an ILO before the end of a Term. If you exercise the Performance Lock feature, the value of your investment in an ILO will equal the Interim Value on the date the Performance Lock is exercised and will be credited with a fixed rate of interest until the next Contract Anniversary. See PERFORMANCE LOCK for more information.

Guaranteed Lifetime Withdrawal Benefit. For an additional cost, the Contract also provides an optional guaranteed lifetime withdrawal benefit rider, known as the Income Guard rider, which may provide you with guaranteed income for life, as long as certain conditions are met. Guaranteed withdrawal amounts taken from the ILOs under the Rider may trigger an Interim Value Calculation and Adjustment and will be subject to taxes and tax penalties, but will not be subject to an MVA or surrender charge. See INCOME GUARD for more information about the Income Guard rider.

CONTRACT ADJUSTMENTS

Interim Value Calculation and Adjustment

On any Business Day during the Term after the Term Start Date and before Term End Date, your ILO Value is equal to the Interim Value. Each ILO will have a separate Interim Value. The Interim Value is the amount in the ILO(s) that is available for surrenders (including Free Look surrenders), withdrawals (including Required Minimum Distributions (“RMDs”), free withdrawal amounts, pre-authorized withdrawals, rider charges, and guaranteed withdrawal amounts under the GLWB Rider), annuitization, and death benefit payments that occur between the beginning of the Term (the “Term Start Date”) and the end of the Term (the “Term End Date”). The Interim Value is also the amount available for exercise of the Performance Lock feature. All of these transactions, if taken during the Term, will be based on Interim Value(s) and will trigger an Interim Value Calculation to your ILO Value and a proportional reduction to your principal investment in the ILO (the “Investment Base”) and death benefit (the “Interim Value Adjustment”).

The Interim Value Calculation and Adjustment could result in significant losses if amounts are removed from the ILOs before the end of a Term. You will not receive an Index-Linked Option Credit or the protection of the Buffer, Dual Direction Buffer, or Floor to mitigate any loss. See FEES, CHARGES, AND ADJUSTMENTS and ACCESS TO YOUR MONEY and for more information about the Interim Value Calculation and Adjustment. If you intend to take ongoing withdrawals or elect features with ongoing deductions, you should consult with a financial professional to discuss any adverse impact of such ongoing withdrawals and deductions and whether this Contract is appropriate for you.

Market Value Adjustment

Withdrawals and surrenders from all of the Interest Crediting Options in excess of the annual free withdrawal amount may also be subject to an MVA during the first six Contract Years (the “Initial MVA Term”) and during any subsequent MVA Term that you elect, in addition to surrender charges, taxes and tax penalties. An MVA may apply regardless of when a surrender or withdrawal occurs, including on Term End Dates. An MVA is a positive, negative, or zero adjustment to the withdrawal or surrender amount to reflect the change in market interest rates between the start of the MVA Term and the date of your withdrawal or surrender. The MVA will increase or decrease the amount you receive from a withdrawal or surrender based on the total amount requested. The following transactions will be subject to an MVA during an MVA Term: (1) surrenders (except for Free Look surrenders), (2) certain optional withdrawals (including Early and Excess Withdrawals under the Income Guard rider), and (3) pre-authorized withdrawals. See FEES,

CHARGES, AND ADJUSTMENTS — MARKET VALUE ADJUSTMENT for a list of transactions to which an MVA is not applied. The application of an MVA could result in significant losses if amounts are removed from an Interest Crediting Option or from the Contract before the end of an MVA Term.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES, EXPENSES, AND ADJUSTMENTS		LOCATION IN PROSPECTUS
Are There Charges or Adjustments for Early Withdrawals?

Yes. If you withdraw money from or surrender your Contract within 6 years following the Contract Issue Date, you may be assessed a surrender charge of up to 7% of the amount withdrawn or surrendered in excess of the 10% annual free withdrawal amount.

For example, if you surrender your Contract, you could pay a surrender charge of up to $7,000, assuming your Contract Value is $100,000 at the time of the surrender. This loss will be greater if there is a negative Interim Value Calculation and Adjustment, MVA, taxes, or tax penalties.

If you surrender or withdraw value from the ILOs before the Term End Date, your ILO Value will be subject to an Interim Value Calculation and Adjustment, which may be negative. The Interim Value Calculation and Adjustment could result in loss. In extreme circumstances, such losses could be as high as 100%.

For example, if you invest $100,000 in the ILOs available under the Contract, and surrender the entire ILO Value before the end of the Term, you could lose up to $100,000 of your investment. This loss will be greater if the amount withdrawn is also subject to surrender charges, an MVA, taxes or tax penalties. The following transactions will use Interim Values if taken from the ILOs before the Term End Date: (1) surrenders (including Free Look surrenders), (2) withdrawals (including Required Minimum Distributions (“RMDs”), free withdrawal amounts, pre-authorized withdrawals, rider charges, and guaranteed withdrawal amounts under the GLWB Rider), (3) death benefit payments, and (4) annuitization of the Contract.

If you surrender or withdraw value from any of the Interest Crediting Options during the Initial MVA Term, or any subsequent MVA Term, the amount withdrawn or surrendered may be subject to an MVA, which may be negative. The application of the MVA could result in loss. In extreme circumstances such losses could be as high as 100% of the amount withdrawn or surrendered from the ILOs.

For example, if you invest $100,000 in the ILOs during the Initial MVA Term and later surrender the Contract before the first 6 Contract Years have ended, you could lose up to $100,000 of the amount invested in the ILOs. This loss will be greater if the amount withdrawn is also subject to surrender charges, taxes, and tax penalties, and your Contract Value is subject to a negative Interim Value Calculation and Adjustment. The following transactions will be subject to an MVA during an MVA Term:

(1) surrenders (except for Free Look surrenders), (2) certain optional withdrawals (including Early and Excess Withdrawals under the Income Guard rider), and (3) pre-authorized withdrawals.

FEE TABLE FEES, CHARGES, AND ADJUSTMENTS PRINCIPAL RISKS OF INVESTING IN THE CONTRACT
Are There Transaction Charges?	No. There are no transaction charges under this Contract.	N/A
Are There Ongoing Fees and Expenses?

Yes. The table below describes the fees and expenses that you may pay each year, depending on the optional benefits you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year if you have elected the Income Guard and/or the Return of Purchase Payments (“ROP”) Death Benefit.

There is an implicit ongoing fee on the Index-Linked Options (“ILOs”) to the extent that your participation in Index gains is limited by us through the use of the applicable Crediting Strategy of the ILO. This means that your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses through the ILO Protection Level. This implicit ongoing fee is not reflected in the

FEE TABLE FEES, CHARGES, AND ADJUSTMENTS

FEES, EXPENSES, AND ADJUSTMENTS			LOCATION IN PROSPECTUS
tables below.
ANNUAL FEES	MINIMUM	MAXIMUM
Optional benefits available for an additional charge (for a single optional benefit, if elected)	See Rate Sheet Supplement (1)	See Rate Sheet Supplement(2)

(1) As a percentage of your Contract Value each Contract Anniversary.

(2) As a percentage of the Protected Payment Base each Contract Anniversary. The current charge for new elections of this Rider is disclosed in a Rate Sheet Prospectus Supplement.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges and negative Contract adjustments that substantially increase costs.

Lowest Annual Cost: See Rate Sheet Supplement	Highest Annual Cost: See Rate Sheet Supplement
Assumes: • Investment of $100,000 • 5% annual appreciation • No optional benefits • No sales charges • No additional purchase payments, transfers, or withdrawals

Assumes:

• Investment of $100,000

• 5% annual appreciation

• Most expensive combination of optional benefits (Income Guard and ROP Death Benefit)

• No sales charges

• No additional purchase payments, transfers, or withdrawals

• 0% Interim Value Calculation and Adjustment

RISKS	LOCATION IN PROSPECTUS
Is There a Risk of Loss from Poor Performance?

Yes. You can lose money by investing in the Contract, including 100% loss of principal investment and any previously-credited earnings in the Contract.

• If you invest in an ILO with a Buffer (including the Dual Direction Buffer), depending on the Buffer or Dual Direction Buffer rate of the ILO(s) in which you invest, your potential losses at the end of a Term due to negative Index performance are currently limited to a maximum of 80 to 90% of your investment in the ILO for that Term. If you invest in an ILO with a Floor, your potential losses at the end of a Term due to negative Index performance are currently limited to a maximum of 10% of your investment in the ILO for that Term. Cumulative loss over the life of the Contract could be much greater.

• The 1-year S&P 500® with Cap and 10% Buffer ILO, in addition to the Fixed Account Option, will always be available under your Contract. In the future, we may not offer ILOs with any other Protection Level other than a 10% Buffer. We do not guarantee a minimum Floor Rate or Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Floor or Dual Direction Buffer.

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT

RISKS	LOCATION IN PROSPECTUS

• In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap and 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level.

• In a steep Index loss situation, the risk of loss can be substantially higher with the Buffer than the Floor where the Protection Level rates are identical.

Is this a Short-Term Investment?

No. The Contract is not a short-term investment, and is not appropriate for you if you need ready access to cash. The Contract’s tax deferral and long-term income features are generally more beneficial to investors with a long-term investment horizon.

• Withdrawals and surrenders from the Contract may be subject to surrender charges, taxes, and tax penalties. Amounts withdrawn or surrendered from any of the Interest Crediting Options before the end of an MVA Term may result in a negative MVA and the loss of positive Index performance. Amounts withdrawn or surrendered from the ILOs before the end of a Term may also result in a negative Interim Value Calculation and Adjustment to your ILO Value, and the loss of positive Index performance.

• Withdrawals will reduce the death benefit and your Contract Value, perhaps significantly. Transactions that are based on Interim Value will reduce the Interim Value of your investment in the ILOs by the amount of the withdrawal. Additionally, the transaction will reduce your ILO Investment Base in the same proportion that the Interim Value is reduced (rather than on a dollar-for-dollar basis) and will also proportionately reduce the death benefit. The proportionate reduction in the Investment Base and death benefit may be greater than the dollar amount of the withdrawal. Such reduction will reduce your Investment Base for the remainder of the Term, and may significantly reduce any amount credited at the end of the Term.

• At the end of each Term, on the Term End Date (which will fall on a Contract Anniversary), your Contract Value will be transferred or reallocated among the available Interest Crediting Options for a new Term, according to your transfer instructions.

• If we do not receive transfer instructions from you prior to the close of Business on the Term End Date, we will automatically reallocate or transfer your Contract Value according to the following procedures. Amounts that we automatically reallocate or transfer among the ILOs in the absence of transfer instructions cannot be transferred until the next Term End Date or Contract Anniversary if the amount is invested in the Fixed Account. Any Contract Value in an expiring 1-year ILO will remain in its current allocation for the next Term, subject to the renewal Crediting Strategy Rates declared for that Term, as long as that ILO remains available for investment.

• If that ILO is not available for investment for a Subsequent Term, the Contract Value in that ILO will automatically be transferred to the Fixed Account Option, subject to the renewal Guaranteed Rate.

• Any Contract Value in an expiring 6-year ILO will remain in its current allocation for the next 6-year Term, subject to the renewal Crediting Strategy Rates declared for that Term, as long as that ILO remains available and the MVA Term is renewed.

If that ILO that is not available for investment for a Subsequent Term, or if you do not renew the MVA Term, the Contract Value in that ILO will

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT TRANSFERS AND REALLOCATIONS FEES, CHARGES, AND ADJUSTMENTS

RISKS	LOCATION IN PROSPECTUS

automatically be transferred to the corresponding 1-year ILO (i.e., a 1-year ILO with the same reference Index, type of Crediting Strategy and Protection Level, and Protection Level rate), subject to the renewal Crediting Strategy Rates declared for that ILO. If the corresponding 1-year ILO is not available for investment, the Contract Value in the expiring 6-year ILO will automatically be transferred to the Fixed Account Option, subject to the renewal Guaranteed Rate.

What Are the Risks Associated with the Investment Options?

An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the ILOs available under the Contract that you select. Each investment option, referred to as an “Interest Crediting Option” (including the Fixed Account Option) in this prospectus, will have its own unique risks. You should review and understand the available Interest Crediting Options before making investment decisions.

The applicable Crediting Strategy of each ILO (i.e., the Cap Rate (including Cap Rate with Dual Direction Buffer), Performance Mix with Participation Rate, Tiered Participation Rate, or Performance Triggered Rate) will limit positive Index Returns (e.g., limited upside). This may result in you earning less than the Index Return. For example:

• Cap Rate. If the Cap Rate of the ILO is 15%, and the Index Return is 20%, we will credit your ILO Value with 15% (the Cap Rate).

• Performance Mix with Participation Rate. If the Participation Rate of the ILO is 90%, and the combined Index Return is 20%, we will credit your ILO Value with 18% (0.20 x 90%). Tiered Participation Rate. If the Tiered Participation Rate for the ILO includes the following values: Tier 1 Participation Rate — 100%; Tier 2 Participation Rate — 125%; Tier Level — 25%; and the Index Return is 40%, we will credit your ILO Value with 43.75% ((1.00 x 25%) + (40 – 25) x 1.25).

• Performance Triggered Rate. If the Performance Triggered Rate of the ILO is 15%, and the Index Return is 0%, 5%, or 25%, in each circumstance, we will credit your ILO Value with 15% (the Performance Triggered Rate).

The applicable Protection Level of each ILO (i.e., the Buffer Rate, Dual- Direction Buffer Rate, or Floor Rate) will limit negative Index Returns (e.g., limited protection in the case of market decline). This may provide you will limited protection in the case of market decline. For example:

• Buffer Rate. If the Buffer Rate of the ILO is 15%, and the Index Return is -20%, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Buffer Rate).

• Dual-Direction Buffer Rate. If the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -15%, we will credit your ILO Value with 15% (the absolute value of the negative Index Return up to the Dual Direction Buffer Rate). The Dual Direction Buffer is only offered with the Cap Rate with Dual Direction Buffer Crediting Strategy, and the positive interest credited by the Dual Direction Buffer may exceed the Cap Rate.

If the Dual Direction Buffer Rate of the ILO is 15%, and the Index Return is -20%, we will credit your ILO Value with -5% (the amount of the negative Index Return that exceeds the Dual Direction Buffer Rate).

• Floor Rate. If the Floor Rate of the ILO is -10%, and the Index Return is -20% and we will credit your ILO Value with -10% (the Floor Rate).

Each Index underlying the ILOs is a price return index, not a total return index, and therefore its performance does not reflect any dividends or

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT INVESTING IN THE CONTRACT

RISKS	LOCATION IN PROSPECTUS

distributions paid by the Index’s component companies. Additionally, the First Trust Growth Strength Net Fee Index deducts a fee when calculating Index performance. This will reduce the Index Return and will cause the Index to underperform a direct investment in the securities composing the Index.

What Are the Risks Related to the Insurance Company?

Investment in the Contract is subject to the risks related to Pacific Life. Any obligations (including under the Fixed Account Option and the ILOs), guarantees, or benefits of the Contract are subject to our claims- paying ability and financial strength. Information about Pacific Life, including its applicable financial strength ratings, is available upon request by contacting our Service Center.

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT PACIFIC LIFE INSURANCE COMPANY AND THE GENERAL ACCOUNT

RESTRICTIONS	LOCATION IN PROSPECTUS
Are There Limits on the Investment Crediting Options?

Yes.

• Purchase Payments.

◦ Additional Purchase Payments after the initial Purchase Payment are not permitted, except for transfers from other financial products requested at the time the investor’s Contract application is submitted and transferred within 60 days after the Contract Issue Date (“Subsequent Purchase Payments”).

◦ Your initial Purchase Payment and any Subsequent Purchase Payments, in the aggregate, must be at least $25,000 in the aggregate for qualified and non-qualified Contracts.

• Transfers and Reallocations.

◦ Transfers and reallocations from the ILOs are only permitted on Term End Dates (which will fall on a Contract Anniversary), unless you exercise the Performance Lock feature on a 6-year ILO.

◦ Transfers from the Fixed Account are only permitted on Contract Anniversaries.

◦ If you do not want to remain invested in the Fixed Account Option until the next Contract Anniversary, or in an ILO until the end of the Term, your only options will be to take a withdrawal from the Fixed Account Option or ILO or surrender the Contract, or exercise the Performance Lock feature and transfer your ILO Value on the next Contract Anniversary. All of these options will be based on the Interim Values of the ILOs, and withdrawals and surrenders may be subject to surrender charges, an MVA, taxes, and tax penalties.

• Investment Restrictions.

◦ You may only invest in a 6-year ILO Term at the beginning of an MVA Term. Within the first 6 Contract Years, you may invest all or a portion of your Contract Value into a 6-year ILO Term only at the beginning of the Initial MVA Term, which will be on the Contract Issue Date. At the end of the Initial MVA Term, you must renew the MVA Term to continue to be able to invest in 6-year ILOs. If you do not invest any portion of your Contract Value into a 6-year ILO on the Contract Issue Date for the Initial MVA Term, you will still be able to elect to renew the MVA Term and allocate all or a portion of your Contract Value into a 6-year ILO at the start of the renewed MVA Term. If you decline to renew any MVA Term after the Initial MVA Term, you will be unable to invest in 6-year ILO Terms and only 1-year ILOs and the Fixed Account will be available to you for the remainder of the time that you own the Contract. In order to preserve the ability to invest in 6-year ILOs in the future, you must renew the MVA Term every 6 Contract Years, even if you do not invest any portion of your Contract Value into a 6-year ILO during a particular MVA Term.

◦ If you elect the GLWB Rider (Income Guard), you must invest your Contract Value according to the investment allocation restrictions under the Rider.

• Our Rights to Change the ILOs and Indexes Offered Under the Contract.

◦ We reserve the right to add or remove an ILO or Index, subject to applicable regulatory approvals. We may stop offering an ILO for investment at the end of a Term to new and existing Contracts.

◦ We may remove or replace an Index if it is discontinued, if the calculation of the Index is substantially changed by the Index provider, if Index values should become unavailable for any reason, if hedging instruments become difficult to acquire or the cost of hedging becomes excessive, or if its investment objectives, strategies, or risks substantially change. If we substitute an Index, we will select a new Index that we

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT PURCHASING THE CONTRACT TRANSFERS AND REALLOCATIONS

RESTRICTIONS	LOCATION IN PROSPECTUS

determine in our judgment is comparable to the original Index, however, the performance of the new Index may not be satisfactory to you.

◦ We may change the Crediting Strategy rates and Protection Level rates of the ILOs available under the Contract, subject to the stated Minimum Limits on Index Gain or maximum rates. Crediting Strategy rates will not change during a Term. Protection Level rates for the currently-offered ILOs will not change for the life of the ILO.

◦ There is no guarantee that a particular ILO will be available during the entire time that you own your Contract. We reserve the right to stop offering all except for one ILO, in addition to the Fixed Account. The 1-year S&P 500® with Cap and 10% Buffer ILO will always be available under your Contract. The Minimum Limit on Index Gain for the Cap Rate strategy for this ILO is 2% for the life of this Contract. In the future, we may not offer ILOs with any other Protection Level other than a 10% Buffer. We do not guarantee a minimum Floor Rate or Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Floor or Dual Direction Buffer.

◦ If we stop offering all but one ILO (the 1-year S&P 500® with Cap and 10% Buffer ILO), you will be limited to investing in only one ILO and the Fixed Account Option. The terms and features of that ILO may not meet your investment objectives or be suitable for your financial goals, and this Contract may not be appropriate for you if you intend to invest solely in ILOs with a Floor or Dual Direction Buffer.

◦ In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap and 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level.

◦ If, in the future, you are not satisfied with the available ILOs, you may choose to withdraw your ILO Value or surrender your Contract, but you may be subject to surrender charges, an MVA, taxes, and tax penalties, and an Interim Value Calculation and Adjustment if the surrender or withdrawal is made before the end of a Term.

Certain ILOs and Indexes may not be available through your financial professional. You may obtain information about the ILOs and Indexes that are available to you by contacting your financial professional.

RESTRICTIONS	LOCATION IN PROSPECTUS
Are There Any Restrictions on Contract Benefits?

Yes.

• Income Guard.

◦ The Rider may only be purchased on the Contact Issue Date. If you purchase the GLWB Rider (Income Guard), the Rider may not be voluntarily terminated.

◦ You must invest your entire Contract Value in accordance with the investment allocation restrictions under the Rider. We may change these limits or restrictions in the future.

◦ If you purchase the Rider, Crediting Strategy rates declared for your Contract will typically be equal to Crediting Strategy rates for Owners who do not elect the GLWB Rider. However, Crediting Strategy rates may be lower for GLWB Rider Contracts.

◦ Withdrawals that exceed maximum annual withdrawal limits specified in the GLWB Rider (“Excess Withdrawals”) and withdrawals that occur prior to the Income Commencement Date (“Early Withdrawals”) may significantly reduce the benefits provided by the Rider by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit.

◦ Any withdrawals taken from the ILOs under the GLWB Rider before the end of a Term will be based on Interim Value(s), which may result in loss. You should consult with your financial professional about the appropriateness of taking withdrawals under the Rider before the end of a Term.

◦ Compliant withdrawals under the Rider will not be subject to surrender charges or MVAs. Early and Excess Withdrawals may be subject to surrender charges and MVAs.

◦ All withdrawals will be subject to taxes. Withdrawals taken before the age of 59 ½ may be subject to tax penalties.

◦ Withdrawals under the Rider may reduce the benefits provided by the ROP Death Benefit Rider.

◦ We may stop offering the optional living benefit to new Contract Owners at any time. The optional living benefit may not be available through your financial professional. You may obtain information about the optional benefits that are available to you by contacting your financial professional.

• Return of Purchase Payments Death Benefit Rider

◦ The ROP Death Benefit Rider is only available for purchase at the time of Contract application, and once elected, the Rider may not be voluntarily terminated.

◦ Withdrawals may affect the availability of the benefit, perhaps significantly, and/or could terminate the benefit.

◦ The ROP Death Benefit fee is an ongoing deduction that can result in adverse impacts to your Contract values. For example, if you elect an ILO with a 6-year Term, the deduction of the annual ROP Death Benefit fee on the Contract Anniversary will result in an Interim Value Calculation and Adjustment each time the fee is deducted on an Anniversary other than the Term End Date and could result in a loss.

◦ We may stop offering the optional ROP Death Benefit Rider to new Contract Owners at any time. The ROP Death Benefit Rider may not be available through your financial professional. You may obtain information about the optional benefits that are available to you by contacting your financial professional.

• Performance Lock

◦ If you exercise the Performance Lock feature, you will “lock-in” the Interim Value. The Interim Value may be less than the potential ILO Value you would receive at the end of the Term had you not exercised the feature. The Crediting Strategy or

FEES, CHARGES, AND ADJUSTMENTS

RESTRICTIONS	LOCATION IN PROSPECTUS

Protection Level will not be applied.

◦ Performance Lock may only be exercised after the 60th calendar day from the Term Start Date.

◦ The request to exercise the Performance Lock feature must be received by us before close of Business in order to lock-in that day’s ending Interim Value.

◦ You may only exercise the Performance Lock feature once for each ILO during each Term (or once each “segment” within an ILO, if applicable).

◦ You must lock in your entire value in the ILO when exercising Performance Lock.

◦ Exercising Performance Lock is irrevocable and may only be cancelled if we receive the request to cancel before close of Business on the same Business Day that the request to exercise the feature is received.

◦ You will not be able to determine the Interim Value that will be locked-in prior to the Performance Lock request.

◦ Once Performance Lock is exercised, the locked-in amount cannot be transferred to a new ILO, the Fixed Account or begin a new Term in the same ILO, until the next Contract Anniversary.

◦ If you exercise Performance Lock on a 6-year ILO, you will be unable to transfer or reallocate your Contract Value to another 6-year ILO Term until the end of the current MVA Term, and only if you elect to renew the MVA Term at the expiration of the current MVA Term.

◦ The locked-in value will be credited with a fixed rate of interest, which could be as little as 0.0%.

TAXES	LOCATION IN PROSPECTUS
What Are the Contract’s Tax Implications?

You should consult with a tax professional to determine the tax implications of an investment in, withdrawals from, and Purchase Payments received under the Contract. There is no additional tax benefit if you purchase the Contract through a tax-qualified plan or IRA. Withdrawals and surrenders will be subject to ordinary income tax, and may be subject to tax penalties if you withdraw money before age 591∕2.

FEDERAL TAX ISSUES

CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
How Are Investment Professionals Compensated?

Your financial professional may receive compensation for selling the Contract to you in the form of commissions and non-cash compensation. This compensation may influence your financial professional to offer or recommend the Contract over another investment.

DISTRIBUTION ARRANGEMENTS
Should I Exchange My Contract?

Some financial professionals may have a financial incentive to offer you a new contract in place of the one you own. You should only exchange your existing contract if you determine, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing contact, that it is preferable for you to purchase the new contract rather than continue to own your existing contract. Call your financial professional or call us at (800) 722-4448 if you are interested in this option.

ADDITIONAL INFORMATION — REPLACEMENT OF LIFE INSURANCE OR ANNUITIES

BENEFITS AVAILABLE UNDER THE CONTRACT

The following tables summarize information about the benefits available under the Contract.

Standard Benefits (No Additional Charge)
Name of Benefit	Purpose	Brief Description of Restriction/Limitations
Standard Death Benefit	Provides a death benefit equal to (1) the Contract Value; or (2) the greater of (a) the Contract Value or (b) the Total Adjustment Purchase Payments.

• Only available during the accumulation phase.

• If the Contract Owner (or Annuitant) is over age 80 on the Contract Issue Date, the death benefit is equal to the Contract Value.

• Death Benefit Amount will be based on Interim Values if paid from the ILOs before a Term End Date.

• Withdrawals will reduce the death benefit, perhaps significantly.

• State variations may apply.

Preauthorized Withdrawals	Permits automatic withdrawals from the Contract on a monthly, quarterly, semi-annual, or annual basis

• Only available during the accumulation phase.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Withdrawals from the ILOs during a Term will trigger an Interim Value adjustment.

• Withdrawals will reduce the benefits provided by the Income Guard Rider, perhaps significantly, and may terminate the benefit.

• Withdrawals may be subject to surrender charges, MVA, taxes, and tax penalties.

• You should consult a financial professional if you intend to take preauthorized withdrawals from an ILO before the Term End Date.

Free Withdrawal Amount	Permits withdrawal of a portion of your aggregate Purchase Payments or Contract each year without incurring a surrender charge or MVA.

• Only available during the accumulation phase.

• During the surrender charge period, the annual free withdrawal amount is 10% of the aggregate Purchase Payments.

• During subsequent MVA Terms, the annual free withdrawal amount is 10% of the Contract Value on the Contract Anniversary at the start of the MVA Term.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Free withdrawal amounts from the ILOs during a Term will trigger an Interim Value Calculation and Adjustment.

• Free withdrawal amounts may be subject to taxes and tax penalties.

Nursing Home Waiver	Waives the surrender charge and MVA on withdrawals and surrenders in the event the Contract Owner (or Annuitant) is confined to an accredited nursing home.

• Only available during the accumulation phase.

• Withdrawals and surrenders must be made after 90 calendar days from the Contract Issue Date.

• Period of confinement must be at least 30 days.

• Waiver applies for a maximum of 90 calendar days after the Contract Owner (or Annuitant) leaves the nursing home.

• Nursing home must be “accredited” as defined by the benefit.

• Nursing home confinement period must begin after the Contract Issue Date.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Withdrawals and surrenders from the ILOs during a Term will trigger an Interim Value Calculation and Adjustment.

• Withdrawals may be subject to taxes and tax penalties.

Terminal Illness Waiver	Waives the surrender charge and MVA on withdrawals and surrenders in the event the Contract Owner (or Annuitant) is diagnosed with a Terminal Illness.

• Only available during the accumulation phase.

• Withdrawals and surrenders must be made after the 1st Contract Anniversary.

• Contract Owner (or Annuitant) must be diagnosed by a terminal illness as defined by the benefit.

• Withdrawals will reduce the Contract Value and the death benefit, perhaps significantly.

• Withdrawals and surrenders from the ILOs during a Term will trigger an Interim Value Calculation and Adjustment.

• Withdrawals may be subject to taxes and tax penalties.

Performance Lock	Permits you to “lock-in” the Interim Value of an ILO before the Term End Date.

• Only available during the accumulation phase.

• May only be exercised after the 60th calendar day from the Term Start Date.

• Exercise of the Performance Lock is irrevocable.

• May be exercised only once for each ILO (or each segment in the ILO) during a Term.

• The locked-in value will be the Interim Value of the ILO.

• The entire a value in an ILO (or segment) will be locked-in.

• The locked-in amount will be credited with a fixed rate of interest until the next Contract Anniversary.

• The locked-in amount may not be transferred or reallocated into a new Term until the next Contract Anniversary.

• Locked-in amount will not receive an ILO Credit or the application of the Protection Level at the end of the Term.

• If you exercise the Performance Lock on a 6-year ILO, you will be unable to transfer or reallocate your Contract Value to another 6-year ILO Term until the end of the current MVA Term, and only if you elect to renew the MVA Term.

• Withdrawals will reduce the locked-in value by the amount requested.

• You will be unable to determine the Interim Value to be locked-in prior to exercise of the request.

Optional Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/Limitations

Income Guard	A guaranteed lifetime withdrawal benefit that guarantees income withdrawals for life if certain conditions are met.	4.00% (annually, as a percentage of the Protected Payment Base)

• Only available for purchase on the Contract Issue Date.

• May not be voluntarily terminated.

• See Rate Sheet Prospectus Supplement for terms applicable to new Contracts.

• Lifetime Withdrawals may not begin until age 59½.

• Investment allocation restrictions apply.

• Crediting Strategy rates declared will typically be equal to rates for Contract Owners who do not elect the benefit. However, Crediting Strategy rates may be lower for Income Guard Contracts.

• Deferral Credits stop after the earlier of 10 Contract Years or the Income Commencement Date.

• Rider charges will reduce the ILO Credit.

• Rider charges deducted on a Term End Date will reduce the Contract Value and death benefit by the amount of the charge.

• All withdrawals reduce the Contract Value and death benefit, perhaps significantly.

• All withdrawals will be subject to taxes. All withdrawals taken before the age of 59½ will be subject to tax penalties.

• All withdrawals may reduce the benefits provided by the ROP Death Benefit.

• All withdrawals from the ILOs during a Term will trigger an Interim Value Calculation and Adjustment.

• Early and Excess Withdrawals may be subject to surrender charges and MVAs.

• Early and Excess Withdrawals may reduce the value of the benefit by more than the value withdrawn and/or could terminate the benefit.

• Early and Excess Withdrawals reduce the potential for Resets.

• Resets increase the dollar amount of the Rider charge.

• We may stop offering this benefit at any time to new purchasers. The benefit may not be available through your financial professional.

Return of Purchase Death Benefit Rider	Provides a death benefit equal to the greater of (a) the Contract Value or (b) the Total Adjustment Purchase Payments for Contract Owners (or Annuitants) age 81 – 85 on the Contract Issue Date.	1.50% (annually as a percentage of the Contract Value on the Contract Anniversary)

• Only available during the accumulation phase.

• May not be voluntarily terminated.

• Only available for purchase on the Contract Issue Date.

• Only available if the oldest Contract Owner is age 81 – 85 on the Contract Issue Date.

• Death Benefit Amount will be based on Interim Values if paid from the ILOs before a Term End Date.

• Rider charges will reduce the ILO Credit.

• Rider charges deducted on a Term End Date will reduce the Contract Value and death benefit by the amount of the charge.

• Rider charges deducted from the ILOs on a Contract Anniversary during a 6-year ILO Term will trigger an Interim Value Calculation and Adjustment.

• Withdrawals will reduce the benefit, perhaps significantly, and/or could terminate the benefit.

• We may stop offering this benefit at any time to new purchasers. The benefit may not be available through your financial professional.

• State variations may apply.

BUYING THE CONTRACT

PURCHASING THE CONTRACT

To purchase a Contract, you must work with your financial professional to complete an application and submit it along with your initial Purchase Payment to Pacific Life Insurance Company at P.O. Box 2290, Omaha, Nebraska 68103-2290. Your initial Purchase Payment and any subsequent Purchase Payments, in aggregate, must be greater than or equal to $25,000. In those instances when we receive electronic transmission of the information on the application from your financial professional’s distribution firm and our administrative procedures with your distribution firm so provide, we consider the application to be received on the Business Day we receive the transmission. If your application and Purchase Payment are complete when received, or once they have become complete, we will issue your Contract within 2 Business Days. The date that we issue your Contract is your Contract Issue Date. If some information is missing from your application, we may delay issuing your Contract while we obtain the missing information. However, we will not hold your initial Purchase Payment for more than 5 Business Days without your permission. In any case, we will not hold your initial Purchase Payment after 20 Business Days.

You may also purchase a Contract by exchanging your existing annuity. All contract exchange and transfer requests must be submitted with the Contract application, and no subsequent exchange or transfer requests may be initiated. Some financial professionals may have a financial incentive to offer you this Contract in place of the one you already own. You should only exchange your existing contract for this Contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable for you to purchase this Contract rather than continue your existing contract. Call your financial professional or call us at (800) 722-4448 if you are interested in this option. Financial professionals may call us at (833) 953-1863.

We reserve the right to reject any application or Purchase Payment for any reason, subject to any applicable nondiscrimination laws and to our own standards and guidelines. On your application, you must provide us with a valid U.S. tax identification number for federal, state, and local tax reporting purposes.

The maximum age of a Contract Owner/Annuitant, including Joint Owners, Joint Annuitants, and Contingent Annuitants, for which a Contract will be issued is 85. The Contract Owner’s age is calculated as of his or her last birthday. If any Contract Owner (or any Annuitant in the case of a Non-Natural Owner) named in the application for a Contract dies and we are notified of the death before we issue the Contract, then we will return the amount we received. If we issue the Contract and are subsequently notified after Contract issuance that the death occurred prior to issue, then the application for the Contract and/or any Contract issued will be deemed cancelled and a refund will be issued. The refund amount will be the Contract Value based on the Fixed Account Option Value and the ILO Value (which may include Interim Value(s)) next determined after we receive proof of death,

In Proper Form, of the Contract Owner (or Annuitant in the case of a Non-Natural Owner), plus a refund of any amount used to pay premium taxes and/or any other taxes. Any refunded assets may be subject to probate.

We offer a variety of annuity contracts. Not every contract we issue is available through every selling broker-dealer. Upon request, your financial professional can provide information regarding our other annuity contracts that his or her broker-dealer makes available. You can also contact us to find out more about the availability of any of our annuity contracts.

Making Your Initial Purchase Payment

Your initial Purchase Payment and any subsequent Purchase Payments, in aggregate, must be greater than or equal to $25,000 for both Non-Qualified and Qualified Contracts. You must obtain our consent before making an initial (or additional) Purchase Payment that will bring your aggregate Purchase Payments over $1,000,000. For purposes of this limit, the aggregate Purchase Payments are based on all contracts for which you are either owner and/or annuitant.

When Your Purchase Payment is Effective

Your initial Purchase Payment is effective on your Contract Issue Date, which will be no later than 2 Business Days after we receive your initial Purchase Payment and Contract application In Proper Form. Any Subsequent Purchase Payment is effective on the Business Day we receive it In Proper Form. See ADDITIONAL INFORMATION — INQUIRIES AND SUBMITING FORMS AND REQUESTS in the Prospectus. On the Contract Issue Date, we will allocate your initial Purchase Payment, minus any applicable taxes, to the Interest Crediting Options you selected according to the initial allocation instructions submitted with your application In Proper Form. Allocation instructions must be in whole percentages only. If we do not receive instructions allocating your initial Purchase Payment, your application is not In Proper Form and we will not issue your Contract.

METHODS OF PAYMENT

All Purchase Payments may be sent by personal or bank check or by wire transfer. Purchase Payments must be made in a form acceptable to us before we can process it. Acceptable forms of Purchase Payments are:

• personal checks or cashier’s checks drawn on a U.S. bank,

• money orders and traveler’s checks in single denominations of more than $10,000 if they originate in a U.S. bank,

• third party payments when there is a clear connection of the third party to the underlying transaction, and

• wire transfers that originate in U.S. banks.

We will not accept Purchase Payments in the following forms:

• cash,

• credit cards or checks drawn against a credit card account,

• money orders or traveler’s checks in single denominations of $10,000 or less,

• starter checks,

• home equity checks,

• eChecks,

• cashier’s checks, money orders, traveler’s checks or personal checks drawn on non-U.S. banks, even if the payment may be

• effected through a U.S. bank,

• third party payments if there is not a clear connection of the third party to the underlying transaction, and

• wire transfers that originate from foreign bank accounts.

All unacceptable forms of Purchase Payments will be returned to the payor along with a letter of explanation. We reserve the right to reject or accept any form of payment. Any unacceptable Purchase Payment inadvertently invested may be returned and the amount returned may be more or less than the amount submitted. If a Purchase Payment is made by check other than a cashier’s check, we may hold the check and the payment of any withdrawal proceeds and any refund during the “Right to Cancel” period may be delayed until we receive confirmation in our Service Center that your check has cleared. In general, a delay of the payment of withdrawal proceeds or any refund during the check hold period will not exceed 10 Business Days after we receive your withdrawal or “Right to Cancel” request In Proper Form. We will calculate the value of your proceeds as of the end of the Business Day we received your withdrawal or “Right to Cancel” request In Proper Form. See BUYING THE CONTRACT — RIGHT TO CANCEL (“FREE LOOK”) in the Prospectus.

SUBSEQUENT PURCHASE PAYMENTS

Subsequent Purchase Payments are permitted only for 60 calendar days after your Contract Issue Date and are only permitted as a result of transfers or exchanges from other financial products requested at the time your Contract application is submitted. No other Purchase Payments are permitted. You must obtain our consent before making any Purchase Payment that will bring your aggregate Purchase Payments over $1,000,000. For purposes of this limit, the aggregate Purchase Payments are based on all contracts for which you are either owner and/or annuitant. Each Subsequent Purchase Payment must be at least $1,000. Subsequent Purchase Payments will be allocated according to the same allocation instructions as the initial Purchase Payment, and will receive the same interest rates and ILO crediting rates that were applied to the initial Purchase Payment on the Contract Issue Date.

Initial Term. For the initial Term, each Subsequent Purchase Payment will receive the Index Price as of the date the payment is received. Each Subsequent Purchase Payment allocated into the same ILO will constitute a different “segment” in the initial ILO Term, and the investment performance of each ILO segment will be tracked separately. Each ILO segment in the same ILO Term have its own associated Interim Value and Investment Base during the initial Term.

The ending Index Price for all ILO segments will be the Index Price determined on the Contract Anniversary that falls on the initial Term End Date. Each ILO segment will also receive a separate ILO Credit applied to each respective Investment Base at the end of the initial Term. The ILO Credit is applied before the deduction of charges for any optional riders. This means that any positive ILO Credit will be reduced by those charges, and any negative ILO Credit will be increased by those charges.

Example: Subsequent Purchase Payments (Assuming No Withdrawals) Initial payment (received 12/1/2024) = $100,000

Index Linked Option = 100% allocated to the S&P 500® Cap Rate with 10% Buffer Starting Index Price (as of 12/1/2024) = 4,400

Investment Base = $100,000

Subsequent Payment (received 12/20/2024) = $25,000

Index Linked Option = 100% allocated to the S&P 500® Cap Rate with 10% Buffer Starting Index Price (as of 12/20/2024) = 4,315

Investment Base = $25,000

For Subsequent Terms, all Contract Value allocated to same ILO will be combined into one segment and will receive the same starting Index Price determined on the Contract Anniversary that falls on the Term Start Date. See INVESTING IN THE CONTRACT — INDEX-LINKED OPTION CREDIT FORMULA in the Prospectus for more information on how the Index Price is used to determine the Index Return and the ILO Credit.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

WITHDRAWALS AND SURRENDERS

Optional Withdrawals and Surrenders

You may, on or prior to your Annuity Date, withdraw a portion of the amount available under your Contract while the Owner (or Annuitant in the case of a Non-Natural Owner) is living and your Contract is in force. You may also make a full withdrawal of your entire Contract Value at any time, which is referred to as a “surrender,” and which will terminate your Contract. Withdrawals are not permitted after the Annuity Date. Withdrawals are generally not permitted until 30 calendar days after your Contract Issue Date; however, we are currently not enforcing this limitation.

You may request to withdraw a specific dollar amount or a specific percentage of your Contract Value. You may choose to make your withdrawal from specified Interest Crediting Options, or your entire Contract Value. If you do not specify the

Interest Crediting Options, your withdrawal will typically be taken from all of your Interest Crediting Options proportionately on the date of the withdrawal. If Subsequent Purchase Payments are allocated to the ILOs in the first Contract Year, withdrawals will be taken on a First-In, First-Out (“FIFO”) basis during the initial ILO Term for purposes of interest calculations. For all Subsequent Terms, withdrawals will be taken from all of the Interest Crediting Options proportionately.

Each withdrawal must be at least $500. Pre-authorized withdrawals must be at least $250, except for pre-authorized withdrawals distributed by Electronic Funds Transfer (EFT), which must be at least $100. Upon taking a withdrawal, we will send you the amount of the net withdrawal, which is equal to the amount of the gross withdrawal requested, adjusted for any applicable surrender charge, MVA, taxes, and/or tax penalties. Upon making a surrender, we will send you your entire Cash Surrender Value. See FEES, CHARGES, AND ADJUSTMENTS in the Prospectus.

Amounts transferred or withdrawn from the Fixed Account Option may be delayed under extraordinary circumstances. See ADDITIONAL INFORMATION — TIMING OF PAYMENTS AND TRANSACTIONS in the Prospectus.

Distributions made due to divorce instructions or under Code Section 72(t)/72(q) (substantially equal periodic payments) are treated as withdrawals for Contract purposes and may result in a surrender charge assessment.

Amount Available for Withdrawal

The amount available for surrender or withdrawal is your Cash Surrender Value, which is your Contract Value at the end of the Business Day on which your withdrawal or surrender request is effective, adjusted for any applicable rider charges, surrender charges, MVA, taxes, and/or tax penalties. The amount we send to you will be adjusted for any required or requested federal and state income tax withholding. Any amounts surrendered (including Free Look surrenders) or withdrawn (including RMDs, deductions for rider charges, withdrawals free of a surrender charge and MVA, pre-authorized withdrawals, and withdrawals under the GLWB Rider) from an ILO during a Term will trigger an Interim Value Calculation and Adjustment. You may contact us at our Service Center to obtain your Interim Value(s) for any ILO in which you are invested prior to initiating a transaction, although your Interim Value(s) may change by the time a transaction is executed.

You assume investment risk on Purchase Payments in the ILOs. As a result, the amount available to you for withdrawal from any ILO may be more or less than the total Purchase Payments you have allocated to that ILO, or your Investment Base in the ILO. See PRINCIPAL RISKS OF INVESTING IN THE CONTRACT in the Prospectus.

Effective Date of Withdrawal Requests

Withdrawals and surrenders will be effective as of the end of the Business Day on which we receive the request In Proper Form. If you surrender your Contract, it will be terminated as of the effective date of the withdrawal. Withdrawal and surrender requests we receive before the close of the New York Stock Exchange, which usually closes at 4:00 p.m. Eastern Time, will be effective at the end of the same Business Day that we receive them In Proper Form unless the transaction or event is scheduled to occur on another Business Day. Withdrawal and surrender requests received after the close of the New York Stock Exchange will be effective on the following Business Day. We will normally send the proceeds within 7 calendar days after your request is effective. See ADDITIONAL INFORMATION — TIMING OF PAYMENTS AND TRANSACTIONS in the Prospectus. If a Purchase Payment is made by check and you submit a withdrawal request immediately afterwards, we may hold the check and the payment of any withdrawal or surrender proceeds may be delayed until we receive confirmation in our Service Center that your check has cleared. In general, a delay of the payment of withdrawal or surrender proceeds during the check hold period will not exceed ten Business Days after we receive your withdrawal or surrender request In Proper Form. If we delay the payment of withdrawal or surrender proceeds during the check hold period, we will calculate the value of your withdrawal or surrender proceeds as of the end of the Business Day we received your withdrawal or surrender request In Proper Form.

Withdrawals Free of a Surrender Charge and Market Value Adjustment

Subject to the provisions described above, each Contract Year during the surrender charge period or an MVA Term you may withdraw a portion of your Contract Value without incurring a surrender charge or MVA. This amount is referred to as the “free withdrawal amount.” While the Contract is in the surrender charge period, the free withdrawal amount in each Contract Year is equal to 10% of the aggregate Purchase Payments. No surrender charge is imposed on withdrawals after the end of the surrender charge period. For subsequent MVA Terms, the free withdrawal amount in each Contract Year is equal to 10% of the Contract Value on the Contact Anniversary corresponding to the start of the MVA Term. At the end of an MVA Term, if a subsequent MVA Term is not renewed, an MVA will no longer be applied to amounts withdrawn or surrendered from the Contract.

Withdrawals of mandatory RMDs from certain Qualified Plans and the maximum annual withdrawal amount allowed under the GLWB Rider count towards the calculation of the free withdrawal amount for a Contract Year. Any eligible portion of the annual free withdrawal amount not withdrawn during a Contract Year may not be carried over to the next Contract Year.

The annual free withdrawal amount may trigger an Interim Value Calculation and Adjustment, premium taxes and/or other taxes, including federal income tax on its taxable portion, and may be subject to a tax penalty of 10% if the investor has not reached age 591∕2.

Pre-Authorized Withdrawals

If your Contract Value is at least $5,000, you may select pre-authorized withdrawals any time before your Annuity Date. You may choose monthly, quarterly, semi-annual or annual withdrawals. Each withdrawal must be for at least $500, except for withdrawals distributed by Electronic Funds Transfer (EFT), which must be at least $100. Each pre-authorized withdrawal may also be subject to surrender charges, an MVA, premium taxes and/or other taxes, federal income tax on its taxable portion, and may be subject to a tax penalty of 10% if you have not reached age 591∕2. Pre-authorized withdrawals will trigger an Interim Value Calculation and Adjustment if withdrawn from the ILOs before the end of a Term. Pre-authorized withdrawals cannot be used to continue the Contract beyond the Annuity Date. See FEDERAL TAX ISSUES and THE GENERAL ACCOUNT in the Prospectus. If you intend to take ongoing systematic withdrawals, you should consult with a financial professional to discuss any adverse impact of such ongoing withdrawals and whether this Contract is appropriate for you.

Tax Consequences of Withdrawals

All withdrawals, including pre-authorized withdrawals, will generally have federal income tax consequences, which could include federal income tax on the taxable portion, and a tax penalty of 10% if you have not reached age 591∕2. If you elect the GLWB Rider, taking a withdrawal before the age of 591∕2, as well as Early and Excess Withdrawals, may result in adverse tax consequences such as a 10% tax penalty. You should consult with a qualified tax advisor before making any withdrawal or selecting the pre- authorized withdrawal option. See FEDERAL TAX ISSUES — 10% Tax Penalty Applicable to Certain Withdrawals and Annuity Payments in the Prospectus.

EFFECT OF WITHDRAWALS AND SURRENDERS

All withdrawals will reduce your Contract Value and death benefit. The reduction may be significant, and may be more than the amount of the withdrawal. If you purchase the Income Guard, Early and Excess Withdrawals may significantly reduce the benefits provided by the Rider by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit if the Contract is reduced to zero. All withdrawals, including guaranteed lifetime withdrawals under the Income Guard rider, may also affect the availability of the ROP Death Benefit Rider, perhaps significantly, and/or could terminate the benefit if the Contract Value is reduced to zero.

Withdrawals and Surrenders from the Fixed Account

Withdrawals from the Fixed Account Option will reduce the Fixed Account Option Value by the amount requested on a dollar- for-dollar basis. Withdrawals and surrenders from the Fixed Account may be subject to surrender charges, an MVA, taxes, and tax penalties. Any applicable surrender charge, MVA, taxes, and tax penalties will be deducted from the amount you receive from a withdrawal or surrender. The application of a positive MVA could result in a reduction in the amount you receive from a withdrawal or surrender. Certain transactions are not subject to surrender charges or MVAs. See FEES, CHARGES, AND ADJUSTMENTS in the Prospectus for more information. Surrenders from the Fixed Account Option are subject to the Fixed Account Minimum Value, as required by state law. The Fixed Account Minimum Value is equal to all amounts allocated to the Fixed Account Option multiplied by 87.5% (90% in some states), adjusted for any withdrawals or transfers from the Fixed Account Option, then accumulated at the non-forfeiture rate, which ranges from 1.00% to 3.00% depending on the applicable state law. See APPENDIX E: STATE VARIATIONS in the Prospectus for more information. If necessary to meet this minimum, charges will be waived.

Withdrawals and Surrenders from the ILOs

Withdrawals (including RMDs, free withdrawal amounts, pre-authorized withdrawals, rider charges, and any guaranteed withdrawal amounts under the GLWB Rider) from an ILO on the Contract Anniversary corresponding with the Term End Date will reduce the Investment Base and death benefit by the dollar amount requested after the ILO Credit is applied. If you surrender the Contract Value in the ILOs on the Term End Date, you will receive the entire ILO Value. Any applicable surrender charge, MVA, taxes, and tax penalties will be deducted from the amount you receive from the withdrawal or surrender.

If you take a surrender (including Free Look surrenders) or withdrawal (including RMDs, free withdrawal amounts, pre- authorized withdrawals, rider charges, and guaranteed withdrawal amounts under the GLWB Rider) from an ILO during a

Term, the withdrawal will trigger an Interim Value Calculation of your ILO Value. The Interim Value calculated could be less than your investment in the ILO even if the Index is performing positively, and may be less than the amount you would receive had you held the investment until the end of the Term after the application of the Protection Level. This means that there could be significantly less money available under your Contract for a surrender or withdrawal during the Term. Withdrawals or surrenders that are based on ILO Interim Value(s) could result in the loss of your principal investment and previously credited Contract earnings, and in extreme circumstances such losses could be as high as 100%. The maximum loss would only occur in extreme circumstances upon a withdrawal or surrender of your ILO Value during the Term. A withdrawal will reduce your Interim Value by the amount requested and will reduce your Investment Base in the ILO and the death benefit by the same proportion that the Interim Value is reduced by the withdrawal (an Interim Value Adjustment). Any applicable surrender charge, MVA, taxes, and tax penalties will be deducted from the amount you receive from a withdrawal or surrender. The resulting reduction in your Investment Base and death benefit may be more than the amount of the withdrawal and may be significant, and will reduce your Investment Base for the remainder of the Term. Amounts withdrawn or surrendered will not receive an ILO Credit.

A reduction in your Interim Value will cause your ILO Value for the remainder of the Term to be lower than if you did not take the withdrawal. Withdrawals based on Interim Value may significantly reduce the value of any gains credited at the end of the Term because the dollar amount of the ILO Credit is calculated as a percentage of the Investment Base, which will be reduced proportionately by the withdrawal. Neither the Protection Level nor the Crediting Strategy will be applied to the Interim Value. The Interim Value Calculation and Adjustment could result in a loss, and this loss may be greater than the loss that would be incurred on the Term End Date after the application of the Protection Level. The Interim Value Calculation and Adjustment could also result in lower gain than would be credited on the Term End Date after the application of the Crediting Strategy. All withdrawals (including guaranteed withdrawal amounts) taken from the ILOs before the end of a Term under the GLWB Rider will be based on Interim Value(s), which could result in significant losses. All withdrawals based on Interim Values will also affect the availability of the ROP Death Benefit Rider, perhaps significantly, and/or could terminate the benefit if the Contract is reduced to zero.

Please note that the Contract permits ongoing withdrawals and deductions from the ILOs prior to the Term End Date, such as guaranteed withdrawal amounts under the GLWB Rider, rider charges, systematic withdrawals, and/or required minimum distributions. These withdrawals and deductions may have an adverse effect on the values and benefits under your Contract. If you intend to take ongoing withdrawals or elect optional features with ongoing deductions, you should consult with a financial professional to discuss any potential adverse impact of such ongoing withdrawals and deductions and whether this Contract is appropriate for you.

You may contact us at our Service Center to obtain your Interim Value(s) for any ILO in which you are invested prior to initiating a transaction, although your Interim Value(s) may change by the time the transaction is executed. To avoid an Interim Value Calculation and Adjustment to your ILO Value, you should schedule withdrawals and other transactions to fall on Term End Dates.

Withdrawals Under the Performance Lock

While you may still exercise the Performance Lock feature after taking a withdrawal, because your Interim Value for the remainder of the Term will generally be lower than if you did not take a withdrawal, the Interim Value that you are able to lock-in with the Performance Lock feature will likely be lower than the Interim Value that would have been possible had you not taken the withdrawal. Withdrawals from the locked-in amount are not subject to an Interim Value Calculation and will not result in an Interim Value Adjustment to the Investment Base or death benefit, but are subject to applicable surrender charges, MVA, taxes, and tax penalties. Withdrawals will reduce the locked-in value by the amount requested. Any applicable surrender charge, MVA, taxes, and tax penalties will adjust the amount you receive from the withdrawal. See PERFORMANCE LOCK in the Prospectus for more information.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an Interest Crediting Option or from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you surrender or make withdrawals from an Interest Crediting Option or from the Contract. State premium taxes may also be deducted.

TRANSACTION EXPENSES

Maximum Surrender Charge(1)

(as a percentage of the amount surrendered or withdrawn) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7%

(1) The surrender charge applies to withdrawals and surrenders in excess of the annual 10% free withdrawal amount during the first 6 Contract Years. Withdrawals and surrenders that are not subject to a surrender charge may still be subject to an MVA, Interim Value Calculation and Adjustment if withdrawn from the ILOs during a Term, taxes, and tax penalties. See FEES, CHARGES, AND ADJUSTMENTS for a list of withdrawals and surrenders that will not be subject to a surrender charge. The surrender charge declines to zero over the surrender charge period according to the following schedule:

Contract Year		Surrender Charge Percentage
Contract Year 1	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7%
Contract Year 2	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7%
Contract Year 3	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6%
Contract Year 4	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5%
Contract Year 5	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4%
Contract Year 6	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3%
Contract Year 7+	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	0%

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Contract Value is removed from an Interest Crediting Option or from the Contract before the expiration of a specified period.

ADJUSTMENTS

Interim Value Calculation and Adjustment Maximum Potential Loss(1)

(as a percentage of your investment in the ILO) 100%

MVA Maximum Potential Loss(2)

(as a percentage of the ILO Value) 100%

(1) An Interim Value Calculation and Adjustment will apply to your ILO Value upon any surrender (including Free Look surrenders), withdrawal (including RMDs, free withdrawal amounts, pre-authorized withdrawals, rider charges, and guaranteed withdrawal amounts under the GLWB Rider), death benefit payment, and annuitization of the Contact if value is taken from the ILOs before the Term End Date. An Interim Value Calculation will also apply upon exercise of the Performance Lock for any ILO. See FEES, CHARGES, AND ADJUSTMENTS for more information. The maximum loss would occur under extreme circumstances upon a withdrawal or surrender.

(2) An MVA may apply to withdrawals or surrenders from any of the Interest Crediting Options during the Initial MVA Term and any subsequent MVA Term that you elect. Certain transactions are not subject to an MVA. See FEES, CHARGES, AND ADUSTMENTS for more information. The following transactions will be subject to an MVA during an MVA Term:(1) surrenders (except for Free Look surrenders), (2) certain optional withdrawals (including Early and Excess Withdrawals under the Income Guard), and (3) pre-authorized withdrawals. The maximum loss would occur under extreme circumstances upon a withdrawal or surrender of the Contract and interest rates have risen dramatically between the beginning of the MVA Term to the time that you take the surrender.

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract.

If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

ANNUAL CONTRACT EXPENSES

Optional Benefit Expenses

Optional Benefit	Maximum Charge

Income Guard 4.00%(1)

Return of Purchase Payments Death Benefit Rider 1.50%(2)

(1) As a percentage of the Protected Payment Base annually on each Contract Anniversary after the Rider Effective

Date. The current charge for new elections of this Rider is disclosed in a Rate Sheet Prospectus Supplement.

(2) As a percentage of your Contract Value deducted each Contract Anniversary.

In addition to the fees described above, we limit the amount you can earn on the ILOs. This means your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

APPENDIX A: INTEREST CREDITING OPTIONS AVAILABLE UNDER THE CONTRACT

The following is a list of ILOs currently available under the Contract. We may change the features of the ILOs listed below (including the Index and the current limits on Index gains and losses), offer new ILOs, and terminate existing ILOs. We will provide you with written notice before making any changes other than changes to current limits on Index gains. Information about current limits on Index gains is available at www.pacificliferates.com. If you elect the Income Guard rider, you may not be able to invest in certain ILOs, as noted below. For additional information about the features of the ILOs, please see INVESTING IN THE CONTRACT.

Note: If amounts are removed from an ILO before the end of a Term, we will apply a Contract adjustment. This may result in a significant reduction in your Contract Value that could exceed any protection from Index loss that would be in place if you held the ILO until the end of the Term. Please see FEES, CHARGES, AND ADJUSTMENTS.

Index(1)	Type of Index	Term(2)	Crediting Strategy	Current Limit on Index Loss (if held until the end of the Term)	Minimum Limit on Index Gain (for life of the ILO)
S&P® 500	Market index	1 Year	Cap Rate	10% Buffer	2% Cap Rate
S&P® 500	Market index	1 Year	Cap Rate	15% Buffer	2% Cap Rate
S&P® 500	Market index	1 Year	Cap Rate	-10% Floor	2% Cap Rate
S&P® 500	Market index	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
S&P® 500	Market index	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
S&P® 500	Market index	1 Year	Performance Triggered Rate	10% Buffer	2% Performance Triggered Rate
S&P® 500	Market index	1 Year	Performance Triggered Rate	15% Buffer	2% Performance Triggered Rate
S&P® 500	Market index	1 Year	Performance Triggered Rate	-10% Floor	2% Performance Triggered Rate
S&P® 500	Market index	6 Years(2)	Cap Rate	10% Buffer	12% Cap Rate
S&P® 500	Market index	6 Years(2)	Cap Rate	15% Buffer	12% Cap Rate
S&P® 500	Market index	6 Years(2)	Cap Rate	20% Buffer	12% Cap Rate
S&P® 500	Market index	6 Years(2)	Cap Rate	10% Dual Direction Buffer	12% Cap Rate
S&P® 500	Market index	6 Years(2)	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
S&P® 500	Market index	6 Years(2)	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
S&P® 500	Market index	6 Years(2)	Tiered Participation Rate	10% Buffer	60% for Tier One; 60% for Tier Two
Invesco QQQ ETF	ETF	1 Year	Cap Rate	10% Buffer	2% Cap Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate	15% Buffer	2% Cap Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate	-10% Floor	2% Cap Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
Invesco QQQ ETF	ETF	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
Invesco QQQ ETF	ETF	1 Year	Performance Triggered Rate	10% Buffer	2% Performance Triggered Rate
Invesco QQQ ETF	ETF	1 Year	Performance Triggered Rate	15% Buffer	2% Performance Triggered Rate
Invesco QQQ ETF	ETF	1 Year	Performance Triggered Rate	-10% Floor	2% Performance Triggered Rate
Invesco QQQ ETF	ETF	6 Years(2)	Cap Rate	10% Buffer	12% Cap Rate
Invesco QQQ ETF	ETF	6 Years(2)	Cap Rate	15% Buffer	12% Cap Rate
Invesco QQQ ETF	ETF	6 Years(2)	Cap Rate	20% Buffer	12% Cap Rate
Invesco QQQ ETF	ETF	6 Years(2)	Cap Rate	10% Dual Direction Buffer	12% Cap Rate

Invesco QQQ ETF	ETF	6 Years(2)	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
Index(1)	Type of Index	Term(2)	Crediting Strategy	Current Limit on Index Loss (if held until the end of the Term)	Minimum Limit on Index Gain (for life of the ILO)
Invesco QQQ ETF	ETF	6 Years(2)	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
Invesco QQQ ETF	ETF	6 Years(2)	Tiered Participation Rate	10% Buffer	60% for Tier One; 60% for Tier Two
MSCI EAFE	Market index	1 Year	Cap Rate	10% Buffer	2% Cap Rate
MSCI EAFE	Market index	1 Year	Cap Rate	15% Buffer	2% Cap Rate
MSCI EAFE	Market index	1 Year	Cap Rate	-10% Floor	2% Cap Rate
MSCI EAFE	Market index	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
MSCI EAFE	Market index	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
MSCI EAFE	Market index	1 Year	Performance Triggered Rate	10% Buffer	2% Performance Triggered Rate
MSCI EAFE	Market index	1 Year	Performance Triggered Rate	15% Buffer	2% Performance Triggered Rate
MSCI EAFE	Market index	1 Year	Performance Triggered Rate	-10% Floor	2% Performance Triggered Rate
MSCI EAFE	Market index	6 Years(2)	Cap Rate	10% Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Years(2)	Cap Rate	15% Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Years(2)	Cap Rate	20% Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Years(2)	Cap Rate	10% Dual Direction Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Years(2)	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Years(2)	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
MSCI EAFE	Market index	6 Years(2)	Tiered Participation Rate	10% Buffer	60% for Tier One; 60% for Tier Two
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate	10% Buffer	2% Cap Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate	15% Buffer	2% Cap Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate	-10% Floor	2% Cap Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate	10% Dual Direction Buffer	2% Cap Rate
iShares® Russell 2000 ETF	ETF	1 Year	Cap Rate	15% Dual Direction Buffer	2% Cap Rate
iShares® Russell 2000 ETF	ETF	1 Year	Performance Triggered Rate	10% Buffer	2% Performance Triggered Rate
iShares® Russell 2000 ETF	ETF	1 Year	Performance Triggered Rate	15% Buffer	2% Performance Triggered Rate
iShares® Russell 2000 ETF	ETF	1 Year	Performance Triggered Rate	-10% Floor	2% Performance Triggered Rate
iShares® Russell 2000 ETF	ETF	6 Years(2)	Cap Rate	10% Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Years(2)	Cap Rate	15% Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Years(2)	Cap Rate	20% Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Years(2)	Cap Rate	10% Dual Direction Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Years(2)	Cap Rate	15% Dual Direction Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Years(2)	Cap Rate	20% Dual Direction Buffer	12% Cap Rate
iShares® Russell 2000 ETF	ETF	6 Years(2)	Tiered Participation Rate	10% Buffer	60% for Tier One; 60% for Tier Two
First Trust Growth Strength Net Fee Index(3)	Market index	1 Year	Cap Rate	10% Buffer	2% Cap Rate
First Trust Growth Strength Net Fee Index(3)	Market index	1 Year	Cap Rate	15% Buffer	2% Cap Rate
Index(1)	Type of Index	Term(2)	Crediting Strategy	Current Limit on Index Loss (if held until the end of the Term)	Minimum Limit on Index Gain (for life of the ILO)

First Trust Growth Strength Net Fee Index(3)	Market index	1 Year	Cap Rate	-10% Floor	2% Cap Rate
First Trust Growth Strength Net Fee Index(3)	Market index	6 Years(2)	Cap Rate	10% Buffer	12% Cap Rate
First Trust Growth Strength Net Fee Index(3)	Market index	6 Years(2)	Cap Rate	15% Buffer	12% Cap Rate
First Trust Growth Strength Net Fee Index(3)	Market index	6 Years(2)	Cap Rate	20% Buffer	12% Cap Rate
First Trust Growth Strength Net Fee Index(3)	Market index	6 Years(2)	Tiered Participation Rate	10% Buffer	60% for Tier One; 60% for Tier Two
Combined S&P 500®, iShares® Russell 2000 ETF, and MSCI EAFE	Market indexes and ETF	6 Years(2)	Performance Mix with Participation Rate	10% Buffer	60% Participation Rate

(1) Each Index is a price return index, not a total return index, and therefore does not reflect dividends paid on the securities composing the Index. This will reduce the Index Return and will cause the Index to underperform a direct investment in the securities composing the Index.

(2) Investment in 6-year ILOs is not permitted if you have purchased the Income Guard rider. Investment in 6-year ILOs is only permitted at the beginning of an MVA Term. You must renew the MVA Term every 6 Contract Years to continue to be able to invest in 6-year ILOs. See FEES, CHARGES, AND ADJUSTMENTS — MARKET VALUE ADJUSTMENT for more information.

(3) The First Trust Growth Strength Net Fee Index deducts 0.65% in fees and costs when calculating Index performance, which will reduce the Index Return and cause the Index to underperform a direct investment in the securities composing the Index.

If an investor executes a Performance Lock, the investor will not earn Index interest but the Company will credit a fixed rate of interest until the end of the Term, equal to the ILO Budget Rate, subject to a 0% minimum guarantee.

The 1-year S&P 500® with Cap and 10% Buffer ILO will always be available under your Contract. In the future, we may not offer ILOs with any other Protection Level other than a 10% Buffer. We do not guarantee a minimum Floor Rate or Dual Direction Buffer Rate, and we do not guarantee that we will always offer ILOs with a Floor or Dual Direction Buffer. In the future, any ILOs we offer (in addition to the 1-year S&P 500® with Cap and 10% Buffer ILO) will always have some level of downside protection, but we do not guarantee a minimum level.

The Minimum Limit on Index Gain for the Cap Rate strategy for any ILO offered for the life of this Contract is 2% for a 1-year ILO and 12% for a 6-year ILO. The Minimum Limit on Index Gain for the Participation Rate strategy for any ILO offered for the life of this Contract is 60%. The Minimum Limit on Index Gain for the Tiered Participation Rate strategy for any ILO offered for the life of this Contract is 60% for Tier One and Tier Two. The Minimum Limit on Index Gain for the Performance Mix strategy for any ILO offered for the life of this Contract are 50% for the Index with the highest return, 30% for the Index with the next best return, and 20% for the Index with the lowest return. The Minimum Limit on Index Gain for the Performance Triggered Rate strategy for any ILO offered for the life of this Contract is 2%.

The following lists the Fixed Account Option currently available under the Contract. We may change the features of the Fixed Account Option listed below, or offer new fixed options. We will provide you with written notice before doing so. See INVESTING IN THE CONTRACT — FIXED ACCOUNT OPTION for more information.

Note: If amounts are withdrawn or surrendered from the Fixed Account Option, we may apply a Contract adjustment. This may result in a significant reduction in the value of your Contract. See FEES, CHARGES, AND ADJUSTMENTS — MARKET VALUE ADJUSTMENT for more information.

Name	Term	Minimum Guaranteed Interest Rate
Fixed Account Option	1-year	0.50%

This summary prospectus incorporates by reference the prospectus and Statement of Additional Information for the Contract, both dated May 1, 2025, as supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: C000255565